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                                                                    EXHIBIT 10.7


         Amendment No. 1 to Employment Agreement dated as of February 15, 2001 (the "Agreement") between Take-Two Interactive Software, Inc. (the "Employer") and Kelly G. Sumner ("Employee").

         WHEREAS, the Employer and Employee desire to amend the terms of the Agreement.

         NOW, THEREFORE, in consideration of their mutual promises, the Employer and Employee hereby agree as follows:

         1. Section 1 of the Agreement is hereby amended to extend the Initial Term of the Agreement until December 31, 2005.

         2. The first sentence of Section 2(a) of the Agreement is hereby amended to read as follows:

                  "Employee shall resign as a director of Employer effective immediately, and shall resign as a Chief Executive Officer of Employer effective January 2, 2003. Effective January 2, 2003 and during the term of the Agreement, the Employee shall have the duties and responsibilities of President of Gathering of Developers, Inc. ("Gathering"), a wholly owned subsidiary of Employer, reporting directly to the Chief Executive Officer of Employer. Employee shall be responsible for Employer's PC operations."

         3. Section 3(a) of the Agreement is hereby amended by substituting $625,000 for $525,000. This amendment shall be effective January 2, 2003.

         4. Section 3(c) of the Agreement is hereby amended to read as follows:

                  "The Employee shall be paid quarterly a cash bonus of $37,500 in respect of each fiscal quarter during the fiscal year ending October 31, 2003; provided that Employer achieves its forecasted quarterly operating plans submitted to the Board for any such fiscal quarter. Thereafter, the Employee shall be paid a cash bonus equal to a mutually agreed upon percentage of Gathering's pre-tax profit in respect of each fiscal quarter determined in accordance with generally accepted accounting principles consistent with past practice. In addition, Employee shall be paid a bonus of $2 million in the event that Gathering achieves (i) $225 million of net sales in the aggregate during any period of four consecutive fiscal quarters and (ii) $33.75 million of pre-tax operating profit in the aggregate during the same period, in each case determined in accordance with generally accepted accounting principles consistent with past practice."

         5. Section 3(g) is added to the Agreement to read as follows: "Employer shall pay Employee a cash bonus of $1.6 million of which $800,000 shall be payable on January 2, 2003 and the balance payable in twelve (12) equal monthly installments of $66,666 provided that Employee has not voluntarily terminated his employment before any such bonus is payable."

         6. Section 3(h) is added to the Agreement to read as follows:
"Effective as of November 13, 2002, Employee has received five-year options to purchase 100,000 shares of Common Stock under the Employer's 2002 Stock Option Plan at an exercise price of $26.06 (vesting as to one-third of the shares covered thereby on the first, second and third anniversaries of the date of grant)."

         7. Section 6(c) of the Agreement is hereby amended to add the words "and bonus (but not less than $150,000)" after the word "Salary" in the last sentence.

         All other terms and provisions of the Agreement remain unchanged in full force and effect.

Dated:  November 18, 2002           TAKE-TWO INTERACTIVE SOFTWARE, INC.


                                                     By:/s/Ryan A. Brant
                                                     Name: Ryan A. Brant
                                                     Title: Chairman


                                                     /s/ Kelly G. Sumner
                                                     Kelly G. Sumner